Exhibit 99.2

Form of Restricted Stock Unit Award Agreement for Directors

HENNESSY ADVISORS, INC.
2013 OMNIBUS Incentive PLAN
RESTRICTED stock UNIT AWARD AGREEMENT

[Name]
[Address]
[Telephone]:	(____) ______-______

Dear ___________________:

You have been granted an award of restricted stock units of Hennessy Advisors, Inc. (the “Company”) under the Hennessy Advisors, Inc. 2013 Omnibus Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement (this “Agreement”). Capitalized terms used herein and not defined have the meaning given to them in the Plan.

Grant Date:	_________________, 20__

Number of Restricted Stock Units:	____________________ (_________) Units

Vesting Schedule:

Your Restricted Stock Units shall vest as follows:

i      Twenty-five percent (25%) of your Restricted Stock Units will vest on each of the first four anniversaries of the Grant Date, provided you are serving on the Board of Directors of the Company on the applicable vesting date.

i      If your service as a Board member terminates as a result of death, Disability or Retirement, any unvested Restricted Stock Units will become fully vested on such date of termination.

i      Upon any other termination of service from the Board prior to the date the Restricted Stock Units are vested, the Restricted Stock Units will be immediately forfeited.

Issuance of Certificates:	As soon as practicable after your Restricted Stock Units vest, the Company will issue in your name certificate(s) for a number of Shares equal to the number of Restricted Stock Units that have vested.

Transferability of Shares:	By accepting this Agreement, you agree not to sell any Shares acquired under this Agreement at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:	You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until a stock certificate is issued therefor upon vesting of the units.

Transferability of Award:	You may not transfer or assign this Agreement for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Change of Control:	Upon a Change of Control, all Restricted Stock Units shall become vested in full provided you are a member of the Board on the date of such Change of Control. The remaining terms of the Agreement shall remain in effect without change.

Recoupment; Rescission of Exercise:	If the Company determines that recoupment of incentive compensation paid to or otherwise received by you pursuant to your Restricted Stock Units is required under any law or any recoupment policy of the Company, then your Restricted Stock Units will terminate immediately on the date of such determination to the extent required by such law or recoupment policy, any prior vesting of such Restricted Stock Units may be deemed to be rescinded and the Company may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any amounts due from the Company to you the amount owed by you hereunder and any withholding amount tendered by you with respect to any such incentive compensation.

Miscellaneous:

i    The existence of this Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the common stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

i    As a condition of the granting of the Restricted Stock Units, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement and any determination made by the Administrator pursuant to this Agreement shall be final, binding and conclusive.

i    This Agreement may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Agreement may be amended without your consent in accordance with the provisions of the Plan.

i    This Agreement may be executed in counterparts.

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This Agreement is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Agreement can be found in the Plan.

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By signing below and accepting this Restricted Stock Unit Award Agreement, you agree to all of the terms and conditions described herein and in the Plan. You also acknowledge receipt of the Plan and the Prospectus describing the Plan.

Authorized Officer	Recipient

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